                                                                      EXHIBIT 12
                          FLEET FINANCIAL GROUP, INC.

         COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
                         EXCLUDING INTEREST ON DEPOSITS
                                   (MILLIONS)

                                     SIX MONTHS
                                   ENDED JUNE 30,                 YEAR ENDED DECEMBER 31,
                                  ----------------     ----------------------------------------------
                                   1994      1993       1993      1992      1991      1990      1989
                                  ------    ------     ------    ------    ------    ------    ------
Earnings:
     Net income (loss)..........   $285      $225      $  488     $280      $ 98      $(74)    $  371
Adjustments:
     (a) Applicable income taxes
       (benefits)...............    191       153         327      229        55       (90)       168
     (b) Fixed charges:
          (1) Interest on
            borrowed funds......    248       202         417      386       450       783        560
          (2) 1/3 of rent.......     17        17          34       30        23        19         20
                                  ------    ------     ------    ------    ------    ------    ------
     (c) Adjusted earnings......   $741      $597      $1,266     $925      $626      $638     $1,119
                                  ======    ======     ======    ======    ======    ======    ======
Fixed charges [b(1)+b(2)].......   $265      $219      $  451     $416      $473      $802     $  580
                                  ======    ======     ======    ======    ======    ======    ======
Adjusted earnings/fixed
  charges.......................   2.80x     2.73x       2.81x    2.22x     1.32x     0.80x*     1.93x
                                  ======    ======     ======    ======    ======    ======    ======

                         INCLUDING INTEREST ON DEPOSITS
                                   (MILLIONS)

                                      SIX MONTHS
                                    ENDED JUNE 30,                YEAR ENDED DECEMBER 31,
                                    --------------     ----------------------------------------------
                                     1994     1993      1993      1992      1991      1990      1989
                                    ------    ----     ------    ------    ------    ------    ------
Earnings:
     Net income (loss)............  $  285    $225     $  488    $  280    $   98    $  (74)   $  371
Adjustments:
     (a) Applicable income taxes
       (benefits).................     191     153        327       229        55       (90)      168
     (b) Fixed charges
          (1) Interest on borrowed
            funds.................     248     202        417       386       450       783       560
          (2) 1/3 of rent.........      17      17         34        30        23        19        20
          (3) Interest on
            deposits..............     327     399        744     1,076     1,480     1,343     1,256
                                    ------    ----     ------    ------    ------    ------    ------
     (c) Adjusted earnings........  $1,068    $996     $2,010    $2,001    $2,106    $1,981    $2,375
                                    ======    ====     ======    ======    ======    ======    ======
Fixed charges [b(1)+b(2)+b(3)]....  $  592    $618     $1,195    $1,492    $1,953    $2,145    $1,836
                                    ======    ====     ======    ======    ======    ======    ======
Adjusted earnings/fixed charges...    1.80x   1.61x      1.68x     1.34x     1.08x     0.92x*    1.29x
                                    ======    ====     ======    ======    ======    ======    ======

* Note that earnings are inadequate to cover fixed charges, the deficiency being $164 million for both the ratio excluding and including interest on deposits.